Exhibit 99.1
Filed by Citigroup Inc. pursuant to Rule 425
under the Securities Act of 1933 and
deemed filed pursuant to Rule 13e-4(c)
under the Securities Exchange Act of 1934
Subject Company: Citigroup Inc.
Commission File No. 1-9924.
For Immediate Release
Citigroup Inc. (NYSE: C)
March 19, 2009
Citi Files Registration Statement for Exchange Offer
Reaches Definitive Agreements with Private Preferred Shareholders
NEW YORK – Citi announced today it has filed a registration statement with the Securities and Exchange Commission (SEC) in connection with its proposed offer to issue its common stock in exchange for publicly held convertible and non-convertible preferred and trust preferred securities. Citi anticipates launching the public exchange offer in early April, subject to completion of the required SEC review process.
Citi plans to file shortly two preliminary proxy statements with the SEC. One preliminary proxy proposes to amend Citi’s Charter to, among other things, increase the number of authorized shares of its common stock and authorize the Board of Directors to execute a reverse stock split of its common stock. Shareholder approval to increase Citi’s authorized shares is not necessary to complete the exchange of private preferred shares for interim securities or to exchange the public preferred shares for common shares. The conversion of interim securities to common shares will be completed upon adoption of the amendment to authorize additional shares. The other preliminary proxy proposes to amend the Charter and the certificates of designation of each series of its public preferred stock to amend the rights of holders of public preferred stock.
Citi also has entered into definitive agreements with all of the private holders of convertible preferred securities with an aggregate liquidation value of approximately $12.5 billion that were issued in January 2008. These definitive agreements reflect the terms committed to and announced by Citi on February 27, 2009. Completion of the private exchange transaction is subject to customary closing conditions, including receipt of required regulatory approvals and completion of the exchange with the U.S. Treasury.
Citi is in the process of finalizing definitive documentation of the U.S. Treasury’s previously announced commitment to exchange a portion of its preferred securities with an aggregate liquidation value of up to $25 billion for interim securities and warrants.
As announced on February 27, 2009, Citi is seeking to exchange approximately $27.5 billion in public and private preferred securities with a commitment from the U.S. Treasury to convert up to an additional $25 billion of its preferred securities for common stock. Assuming full participation of public preferred shareholders, Citi will convert into common shares approximately $52.5 billion in aggregate liquidation preference of preferred shares.
Citi also said today it has received New York Stock Exchange (NYSE) approval to proceed with the exchange offers pursuant to the exception from the shareholder approval requirement contained in Section 312.05 of the NYSE’s Listed Company

Manual, on the basis described in the letter to shareholders attached to this press release. The Audit and Risk Management Committee of Citi’s Board of Directors has approved the use of this exception.
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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed public exchange offer, Citi has filed a Registration Statement on Form S-4 that contains a prospectus and related exchange offer materials with the Securities and Exchange Commission (the “SEC”) on March 19, 2009. This registration statement has not yet become effective. Citi will mail the prospectus to the holders of its series of convertible and non-convertible public preferred stock and TruPs and ETruPs that may be eligible to participate in the exchange offer. Holders of these series of preferred stock, TruPs and ETruPs are urged to read the prospectus and related exchange offer materials because they contain important information.
In connection with the solicitation of proxies for the proposed amendments to its certificate of incorporation and the certificates of designations of its public preferred stock, Citiwill file preliminary proxy statements with the SEC shortly. When completed, the definitive proxy statements and accompanying proxy card will be mailed to stockholders of Citi. Investors and security holders of Citi are urged to read the proxy statements and other relevant materials as they become available because they will contain important information.
You may obtain a free copy of any of the documents filed by Citi with the SEC through the SEC’s website at www.sec.gov. Free copies of these documents may also be obtained by accessing Citi’s website at www.citigroup.com and clicking on the link for “Investors” and then clicking on the link for “All SEC Filings” or by contacting Citigroup at the following address or telephone number: Citigroup Document Services, 540 Crosspoint Parkway, Getzville, NY 14068, or within the United States, at +1-877-936-2737 or outside the United States, at +1-716-730-8055, or by e-mailing a request to docserve@citigroup.com.
Citi and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed amendments to its certificate of incorporation and the certificates of designations of its public preferred stock. Information regarding Citi’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its preliminary proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on March 16, 2009. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statements/prospectuses and other relevant materials to be filed with the SEC when they become available.
Contacts

Media:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206
	Michael Hanretta	(212) 559-9466

Investors:	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

March 18, 2009
Dear Stockholder:
On February 27, 2009, Citigroup Inc. (“Citi”) announced that it will issue common stock in exchange for preferred securities pursuant to a series of transactions by which Citi will offer to exchange common stock for up to $27.5 billion of its existing preferred securities and trust preferred securities (held by investors other than U.S. government agencies) at a conversion price of $3.25 per share. Additionally, Citi announced that U.S. government agencies will match this exchange up to a maximum of $25 billion face value of its preferred stock at the same conversion price.
Pursuant to these transactions, Citi will offer to exchange:
•	Interim securities and warrants for private convertible preferred securities held by investors other than U.S. government agencies;

•	Interim securities and warrants for U.S. government-held preferred securities; and

•	Common stock for convertible and non-convertible preferred securities that had been publicly offered.
The interim securities are a common stock equivalent and, subject to certain exceptions, will be entitled to the same voting rights as common stock and will have voting power in excess of 20 percent of the voting power outstanding at this time. Therefore, the rules of the New York Stock Exchange (“NYSE”) generally would require shareholder approval prior to the issuance of the interim securities, the warrants and the common stock contemplated by the proposed transactions. The Company has decided to rely on the exception to this Rule in Section 312.05 of the NYSE Listed Company Manual, because the Company believes that speed and certainty in consummating the transactions on the announced structure (without delay for stockholder approval or other conditions) is crucial, especially in an environment where market misperceptions (fueled by rumor and manipulation) can intensify after unanticipated delays in announced plans.
In reaching this conclusion, the Company took into account the following:
•	The Company (and its regulators) were focused on Tier 1 capital as risk capital and based on the Company’s December 31, 2008 Tier 1 ratio of 11.9%, the Company has been very well capitalized. Consequently, in recent quarters, the Company’s capital structure has been weighted toward preferred hybrid securities. However, over the last several months the market has become increasingly focused on tangible common equity as another important metric of the capital and financial condition of financial institutions. Based on this focus, the Company determined that it was necessary to rebalance its capital toward common equity to address this emerging concern and the related market confidence issues.

•	The primary goal of the exchange offers announced on February 27, 2009 is to make the Company one of the strongest capitalized banks on a tangible common basis, and depending on the level of participation by exchanging holders, tangible common equity would increase to up to $81 billion;

•	The transaction was agreed to by the Company’s regulators and agencies of the United States Government and certain of its principal holders of preferred stock.

•	The belief that certainty of prompt execution of the exchange offers referred to above is critical in protecting market confidence in the Company.

The Audit and Risk Management Committee has expressly approved the reliance by Citi on the exception to the NYSE Rule, on the basis of the above.
The NYSE has accepted the Company’s application of the exception.
We appreciate your continued support, which is critical to the long-term success of Citi.
Sincerely,
Gary Crittenden
Chief Financial Officer

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